UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE TO
(Rule 14d-100)
Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934
POWER INTEGRATIONS, INC.
(Name of Subject Company (Issuer) and Filing Person (Offeror))
OPTIONS TO PURCHASE COMMON STOCK, $0.001 PAR VALUE
(Title of Class of Securities)
739276103
(CUSIP Number of Class of Securities)
(Underlying Common Stock)
Balu Balakrishnan
President and Chief Executive Officer
Power Integrations, Inc.
5245 Hellyer Avenue
San Jose, CA 95138-1002
(408) 414-9200
(Name, Address and Telephone Numbers of Person Authorized
to Receive Notices and Communications on Behalf of Filing Persons)
Copies to:
Timothy J. Moore, Esq.
Brett D. White, Esq.
Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
(650) 843-5000
Calculation of Filing Fee

Transaction Valuation *	Amount of Filing Fee *

$16,280,970.00	$639.85
*	Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 5,057,699 shares of Common Stock, $0.001 par value, of Power Integrations, Inc. will be purchased pursuant to this offer for an aggregate value of $16,280,970.00 in cash. The actual transaction value will be based on the number of options tendered, if any, which may result in a lesser aggregate amount. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, and Fee Advisory No. 6 for fiscal year 2008, equals $39.30 per million dollars of the value of the transaction. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: N/A	Filing Party: N/A
Form or Registration Number: N/A	Date Filed: N/A
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
☐	third-party tender offer subject to Rule 14d-1.

☑	issuer tender offer subject to Rule 13e-4.

☐	going private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

Item 1. Summary Term Sheet.
     The information set forth under Section I (“Summary of Terms”) in the “Offer to Purchase For Cash Employee Stock Options Under the 2007 Equity Incentive Plan and 1997 Stock Option Plan” (the “Offer to Purchase”), attached hereto as Exhibit (a)(1), is incorporated herein by reference.
Item 2. Subject Company Information.
(a)	Name and Address. The name of the issuer is Power Integrations, Inc., a Delaware corporation (the “Company” or “Power Integrations”). The address of the Company’s principal executive offices is 5245 Hellyer Avenue, San Jose, California 95138-1002 and its telephone number is (408) 414-9200.

(b)	Securities. The information set forth under Section I (“Summary of Terms”) and Section III.1 (“General; Eligibility; Offer Expiration Time”) in the Offer to Purchase is incorporated herein by reference.

(c)	Trading Market and Price. The information set forth in the Offer to Purchase under Section III.10 (“Price Range of Common Stock Underlying Eligible Options”) is incorporated herein by reference.
Item 3. Identity and Background of Filing Person.
(a)	Name and Address. The Company is both the filing person and the subject company. The information set forth under Item 2(a) above and the information set forth in the Offer to Purchase under Schedule A: “Information Concerning Our Directors and Executive Officers” is incorporated herein by reference.
Item 4. Terms of the Transaction.
(a)	Material Terms. The information set forth under Item 2(b) above and in the Offer to Purchase under Section I (“Summary of Terms”), Section II (“Risks of Participating in the Offer”), Section III.1 (“General; Eligibility; Offer Expiration Time”), Section III.2 (“Cash Payment for Eligible Options”), Section III.3 (“Purpose”), Section III.4 (“Procedures for Tendering Eligible Options”), Section III.5 (“Withdrawal Rights”), Section III.6 (“Acceptance of and Payment for Eligible Options”), Section III.7 (“Extension of Offer; Termination; Amendment; Subsequent Offering Period”), Section III.8 (“Material U.S. Federal Income Tax Consequences”), Section III.9 (“Conditions to Completion of the Offer”), Section III.12 (“Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer”), Section III.13 (“Legal Matters; Regulatory Approvals”), and Section III.15 (“Source and Amount of Consideration”) is incorporated herein by reference.

(b)	Purchases. The information set forth in the Offer to Purchase under Section I (“Summary of Terms”) and Section III.11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Eligible Options”) is incorporated herein by reference.
Item 5. Past Contacts, Transactions, Negotiations and Agreements.
(e)	Agreements Involving the Subject Company’s Securities. The information set forth in the Offer to Purchase under Section III.11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Eligible Options”) and Section III.17 (“Corporate Plans, Proposals and Negotiations”) is incorporated herein by reference.

1.

Item 6. Purposes of the Transaction and Plans or Proposals.
(a)	Purposes. The information set forth in the Offer to Purchase under Section I (“Summary of Terms”) and Section III.3 (“Purpose”) is incorporated herein by reference.

(b)	Use of Securities Acquired. The information set forth in the Offer to Purchase under Section I (“Summary of Terms”), Section III.3 (“Purpose”) and Section III.12 (“Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer”) is incorporated herein by reference.

(c)	Plans. The information set forth in the Offer to Purchase under Section III.17 (“Corporate Plans, Proposals and Negotiations”) is incorporated herein by reference.
Item 7. Source and Amount of Funds or Other Consideration.
(a)	Source of Funds. The information set forth in the Offer to Purchase under Section III.15 (“Source and Amount of Consideration”) is incorporated herein by reference.

(b)	Conditions. The information set forth in the Offer to Purchase under Section III.9 (“Conditions to Completion of the Offer”) is incorporated herein by reference.

(d)	Borrowed Funds. Not applicable.
Item 8. Interest in Securities of the Subject Company.
(a)	Securities Ownership. The information set forth in the Offer to Purchase under Section III.11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Eligible Options”) and under Schedule A: “Information Concerning Our Directors and Executive Officers” is incorporated herein by reference.

(b)	Securities Transactions. The information set forth in the Offer to Purchase under Section III.11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Eligible Options”) and under Schedule B: “Transactions by Our Directors and Executive Officers” is incorporated herein by reference.
Item 9. Persons/Assets, Retained, Employed, Compensated or Used.
(a)	Solicitations or Recommendations. Not applicable.
Item 10. Financial Statements.
(a)	Financial Information. Not applicable.

(b)	Pro Forma Information. Not applicable.
Item 11. Additional Information.
(a)	Agreements, Regulatory Requirements and Legal Proceedings. The information set forth in the Offer to Purchase under Section III.11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Eligible Options”) and Section III.13 (“Legal Matters; Regulatory Approvals”) is incorporated herein by reference.

(b)	Other Material Information. Not applicable.

2.

Item 12. Exhibits.

Exhibit
Number	Description

(a)(1)	Offer to Purchase For Cash Employee Stock Options Under the 2007 Equity Incentive Plan and 1997 Stock Option Plan, dated December 3, 2008.

(a)(2)	Form of Introductory Letter.

(a)(3)	Form of Letter of Transmittal.

(a)(4)	Form of Email to Eligible Employees Announcing Offer to Purchase.

(a)(5)	Form of Election Withdrawal Notice.

(a)(6)	Form of Reminder Notice of Expiration of Offer.

(a)(7)	Form of Promise to Make Cash Payment.

(a)(8)	Form of Slide Presentation to Employees.

(a)(9)	Form of Email Announcing Timing of Presentation to Employees.

(a)(10)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission on March 10, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(10)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, as filed with the Securities and Exchange Commission on May 9, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(11)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, as filed with the Securities and Exchange Commission on August 8, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(12)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, as filed with the Securities and Exchange Commission on November 7, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(13)	The Company’s Definitive Proxy Statement for the Company’s 2008 Annual Meeting of Stockholders, as filed with the Securities and Exchange Commission on April 28, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(14)	The Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on February 4, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(15)	The Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on February 8, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(16)	The Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 25, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(17)	The Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 19, 2008 (File No. 000-23441) (incorporated herein by reference).

3.

Exhibit
Number	Description

(a)(18)	The Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 25, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(19)	The Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on July 25, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(20)	The Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on August 5, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(21)	A description of the Company’s Common Stock contained in the Registration Statement filed with the Securities and Exchange Commission on Form 8-A, as filed on December 1, 1997 (File No. 000-23441), under Section 12(g) of the Securities Exchange Act of 1934, as amended, together with any amendments or reports filed for the purposes of updating such description (incorporated herein by reference).

(b)	Not applicable.

(d)(1)	2007 Equity Incentive Plan, and amendment and restatement of the 1997 Stock Option Plan, as filed with the Securities and Exchange Commission as the like-described exhibit to the Company’s Current Report on Form 8-K on February 4, 2008 (File No. 000-23441) (incorporated herein by reference).

(d)(2)	1997 Stock Option Plan (as amended through January 25, 2005), as filed with the Securities and Exchange Commission as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q on May 6, 2005 (File No. 000-23441) (incorporated herein by reference).

(d)(3)	Forms of Option Agreements under the 1997 Stock Option Plan as filed with the Securities and Exchange Commission as the like-described exhibit to the Company’s Annual Report on Form 10-K on August 8, 2007 (File No. 000-23441) (incorporated herein by reference).

(d)(4)	Forms of Option Agreements under the 2007 Equity Incentive Plan.

(g)	Not applicable.

(h)	Not applicable.
Item 13.  Information Required by Schedule 13E-3.
     Not applicable.

4.

SIGNATURE
After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: December 3, 2008

POWER INTEGRATIONS, INC.
By:	/s/ Bill Roeschlein
Bill Roeschlein
Chief Financial Officer

5.

EXHIBIT INDEX

Exhibit
Number	Description

(a)(1)	Offer to Purchase For Cash Employee Stock Options Under the 2007 Equity Incentive Plan and 1997 Stock Option Plan, dated December 3, 2008.

(a)(2)	Form of Introductory Letter.

(a)(3)	Form of Letter of Transmittal.

(a)(4)	Form of Email to Eligible Employees Announcing Offer to Purchase.

(a)(5)	Form of Election Withdrawal Notice.

(a)(6)	Form of Reminder Notice of Expiration of Offer.

(a)(7)	Form of Promise to Make Cash Payment.

(a)(8)	Form of Slide Presentation to Employees.

(a)(9)	Form of Email Announcement of Presentation to Employees.

(a)(10)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission on March 10, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(10)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, as filed with the Securities and Exchange Commission on May 9, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(11)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, as filed with the Securities and Exchange Commission on August 8, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(12)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, as filed with the Securities and Exchange Commission on November 7, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(13)	The Company’s Definitive Proxy Statement for the Company’s 2008 Annual Meeting of Stockholders, as filed with the Securities and Exchange Commission on April 28, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(14)	The Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on February 4, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(15)	The Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on February 8, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(16)	The Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 25, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(17)	The Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 19, 2008 (File No. 000-23441) (incorporated herein by reference).

6.

Exhibit
Number	Description

(a)(18)	The Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 25, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(19)	The Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on July 25, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(20)	The Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on August 5, 2008 (File No. 000-23441) (incorporated herein by reference).

(a)(21)	A description of the Company’s Common Stock contained in the Registration Statement filed with the Securities and Exchange Commission on Form 8-A, as filed on December 1, 1997 (File No. 000-23441), under Section 12(g) of the Securities Exchange Act of 1934, as amended, together with any amendments or reports filed for the purposes of updating such description (incorporated herein by reference).

(b)	Not applicable.

(d)(1)	2007 Equity Incentive Plan, and amendment and restatement of the 1997 Stock Option Plan, as filed with the Securities and Exchange Commission as the like-described exhibit to the Company’s Current Report on Form 8-K on February 4, 2008 (File No. 000-23441) (incorporated herein by reference).

(d)(2)	1997 Stock Option Plan (as amended through January 25, 2005), as filed with the Securities and Exchange Commission as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q on May 6, 2005 (File No. 000-23441) (incorporated herein by reference).

(d)(3)	Forms of Option Agreements under the 1997 Stock Option Plan as filed with the Securities and Exchange Commission as the like-described exhibit to the Company’s Annual Report on Form 10-K on August 8, 2007 (File No. 000-23441) (incorporated herein by reference).

(d)(4)	Forms of Option Agreements under the 2007 Equity Incentive Plan.

(g)	Not applicable.

(h)	Not applicable.

7.